UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2014

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19001	84-1070932
(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road, Dania Beach, Florida	33312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 766-5351

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (d)

Reconstitution of the Board

Effective April 25, 2014, the Board of Directors (the “Board”) of Vapor Corp. (the “Company”) reconstituted itself to consist of five (5) members, a majority of whom each qualify as an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2) and the related NASDAQ interpretative guidance.

Specifically, the Board’s reconstitution consisted of the following:

•	the Board elected each of Robert J Barrett III, Angela Courtin, Frank E. Jaumot as a member of the Board to serve until his/her successor is duly elected or until his/her earlier resignation or removal from office. Mr. Barrett, Ms. Courtin and Mr. Jaumot each qualify as an “independent director” as defined by NASDAQ Marketplace Rule 5605(a)(2) and the related NASDAQ interpretative guidance;

•	Kevin Frija, and Doron Ziv, incumbent members of the Board, resigned;

•	The Board elected Jeffrey Holman, President and an incumbent member of the Board, as Chairman of the Board; and

•	the size of the Board was increased to and fixed at five (5) members from four (4) members.

After reconstituting the Board, the five (5) members of the Board are Jeffrey Holman, Robert J Barrett III, Angela Courtin, Frank E. Jaumot and Ryan Kavanaugh.

The Board reconstituted itself as described above in accordance with the Company’s obligation to do so not later than April 27, 2014 under the Purchase Agreement dated as of October 22, 2013 by and among the Company and the investors referred to therein, pursuant to which on October 29, 2013 the Company completed a private placement of 3,333,338 shares of its common stock at a per share price of $3.00 for gross proceeds of $10 million.

In addition, the Board granted to each of Mr. Barrett, Ms. Courtin and Mr. Jaumot effective April 25, 2014 a non-qualified stock option award under the Company’s Equity Incentive Plan to purchase up to 60,000 shares of the Company’s common stock at an exercise price per share equal to $6.48 (the closing share price of the Company’s common stock as reported on the OTC Bulletin Board at the close of trading on the grant date). Each of Mr. Barrett’s, Ms. Courtin’s and Mr. Jaumot’s stock option expires on the fifth anniversary of the grant date, vests in equal annual installments over a three-year period from the grant date subject to he/she serving as a member of the Board on each such vesting date and is to be evidenced by a non-qualified stock option agreement customarily utilized under the Equity Incentive Plan.

There are no arrangements or understandings between any of Mr. Barrett, Ms. Courtin and Mr. Jaumot and any other person pursuant to which he/she was selected as a director.

None of Mr. Barrett, Ms. Courtin and Mr. Jaumot have a direct or indirect material interest in any transaction with the Company involving an amount exceeding the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years.

Mr. Ziv, a founder of the Company, will continue to serve as an employee of the Company and as a director of the Company’s subsidiary Smoke Anywhere USA, Inc. and is a greater than 5% stockholder of the Company.

Resignation of Chief Executive Officer and Appointment of New Chief Executive Officer

Effective April 25, 2014, Mr. Frija resigned as the Company’s Chief Executive Officer and the Board appointed the Company’s President and incumbent member of The Board, Jeffrey Holman, as the Company’s new Chief Executive Officer.

In connection with Mr. Frija’s resignation as Chief Executive Officer, the Board approved severance payments to Mr. Frija in an aggregate amount equal to one year of base salary at the rate of $159,000 per annum payable in installments in accordance with the Company’s normal payroll schedule conditioned upon his execution and delivery of a general release to the Company, which has become irrevocable in accordance with its terms and applicable law, and his compliance with the non-solicitation, confidentiality and non-competition covenants of his Employment Agreement dated February 27, 2012 with the Company until April 24, 2015 in certain respects and indefinitely other respects.

In addition to serving as a member of the Board, Chairman of the Board and Chief Executive Officer, Mr. Holman, a founder of the Company, will continue to serve as the Company’s President, and as a director of the Company’s subsidiary Smoke Anywhere USA, Inc. and is a greater than 5% stockholder of the Company. The following information is incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 26, 2014:

•	Biographical and other background information regarding Mr. Holman under the caption “Executive Officers” in Item 10;

•	Information regarding Mr. Holman’s compensation and employment agreement under the caption “Arrangements with Named Executive Officer s” in Item 11;

•	Information regarding Mr. Holman’s ownership of securities of the Company under the caption “Security Ownership of Certain Beneficial Owners and Management” in Item 12; and

•	Related party transactions regarding Mr. Holman in Item 13.

The Company has issued a press release announcing the reconstitution of the Board and the changes to the office of Chief Executive Officer. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Vapor Corp. dated April 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.
(Registrant)

By:	/s/ Harlan Press
Harlan Press Chief Financial Officer

Date: April 28, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Vapor Corp. dated April 28, 2014